EXHIBIT 10.62

SEVERANCE AGREEMENT AND GENERAL RELEASE

           This Severance Agreement and General Release (the “Agreement”) is between USEC Inc., a Delaware corporation (“USEC” or the “Company”) and Dennis R. Spurgeon (the “Employee”) (USEC and Employee being sometimes referred to herein individually as the “Party” and collectively as the “Parties”).

           WHEREAS, Employee has been employed by USEC in the capacity of Executive Vice President and Chief Operating Officer of the Company;

           WHEREAS, Employee and the Company are parties to an Employment Agreement dated as of June 4, 2001, as amended (the “Employment Agreement”), that provides for certain severance benefits upon Employee’s termination;

           WHEREAS, Employee and USEC have agreed that Employee’s employment with the Company will be terminated November 30, 2003 (the “Termination Date”), and to reduce the impact of the termination, the Company hereby offers Employee a severance payment in addition to the severance benefits provided to Employee in the Employment Agreement, in exchange for, among other things, Employee’s full release of claims against the Company and the other covenants and agreements contained herein;

           NOW THEREFORE, IT IS HEREBY AGREED by and between Employee and USEC as follows:

      1.  SEVERANCE PAYMENT.

           (a)    In full consideration of Employee’s execution of this Agreement, and his agreement to be legally bound by its terms, the Company agrees to pay to Employee as severance pay, in addition to the severance benefits provided to Employee under the Employment Agreement, the gross sum of $228,956 (representing approximately 25% of Employee’s final average base salary and bonus), minus all payroll deductions required by law or authorized by Employee (the “Severance Payment”), upon either the next regularly scheduled pay day after the 8th day following either Employee’s execution of this Agreement or the next regularly scheduled pay day after the Termination Date, whichever is later.

           (b)    Employee acknowledges and agrees that the Severance Payment provided in Section 1(a) constitutes consideration beyond the severance benefits provided to Employee under the Employment Agreement and that, but for the mutual covenants set forth in this Agreement, the Company otherwise would not be obligated to provide to the Employee, and that the Company is under no obligation whatsoever to make, any other severance payment to the Employee.

      2.  GENERAL RELEASE. Employee, for and in consideration of the undertakings of the Company set forth herein, and intending to be legally bound, does hereby remise, release, and forever discharge USEC and its parents, subsidiaries, affiliates, and its and their officers, directors, shareholders, employees and agents, its and their respective successors and assigns, heirs, executors, and administrators (herein referred to collectively as “Releasees”) of and from any and all actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which he ever had, now has, or which his heirs, executors or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of his employment with USEC up to and including the Termination Date, and particularly, but without limitation, any claims arising from or relating in any way to his employment relationship or the termination of his employment relationship with USEC, including, but not limited to, any claims which have been asserted, could have been asserted or could be asserted now or in the future, including any claims under any federal, state or local laws, including, but not limited to, the United States Constitution, the Maryland Constitution, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Fair Labor Standards Act, as amended, the National Labor Relations Act, as amended, the Labor-Management Relations Act, as amended, the Workers Retraining and Notification Act of 1988, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, Section 211 of the Energy Reorganization Act of 1974, as amended, and the Maryland Human Rights Act, as amended or any other Maryland Statute or Regulation. This General Release does not prohibit Employee from bringing an action to challenge the validity of this Agreement.

      3.  NON SUIT. Employee agrees and covenants that neither he, nor any person, organization or other entity on his behalf, will file, charge, claim, sue or cause to permit to be filed, charged or claimed, any civil action, suit, arbitration or legal proceeding for personal relief (including any action for damages, injunctive, declaratory, monetary or other relief) against the Releasees involving any matter occurring at any time in the past up to and including the Termination Date or involving any continuing effects of any acts or practices which may have arisen or occurred prior to the Termination Date or in connection with the calculation of benefits or amounts due Employee under the Employment Agreement or any Company benefit plan, including the Company’s Supplemental Executive Retirement Plan. Employee further agrees that if any person, organization, or other entity should bring a claim against the Releasees involving any such matter, he will not accept any personal relief in such action.

      4.  NO DISPARAGEMENTS. Employee agrees that Employee shall not make any oral or written, public or private statements that are disparaging of the company, its parents, subsidiaries or affiliates, or any of their respective present or former officers, directors, agents, employees, successors or assigns.

      5.  RETURN OF COMPANY’S DOCUMENTS AND PROPERTY. Employee agrees to return all records, documents, proposals, notes, lists, files and any and all other materials including, without limitation, computerized an/or electronic information that refers, relates or otherwise pertains to the Company, or any and all of the Company’s parents, subsidiaries or affiliates, or any of their respective officers, directors, shareholders, agents, employees, and successors or assigns, and any and all business dealings of said persons and entities. In addition,

Employee shall return to the Company all property or equipment that the Employee has been issued during the course of the Employee’s employment or which the Employee otherwise currently possesses. Employee shall deliver to the Company on or before the Termination Date at Employee’s expense all of the Company’s records, document, proposals, notes, lists, files, materials, property and equipment that are in the Employee’s possession. Employee is not authorized to retain any copies of any such records, documents, proposals, notes, lists, files or materials. Nor is the Employee authorized to retain any other of the Company’s property or equipment.

      6.  NON-COMPETITION. For purposes of Section 9(b) of the Employment Agreement, the period during which Employee shall not engage or become interested as an owner (other than as an owner of less than 5% of the stock of a publicly owned company), stockholder, partner, director, officer, employee (in an executive capacity), consultant or otherwise in any business that is competitive with any business conducted by the Company or any of its affiliated companies during the Employment Period or as of the Date of Termination, as applicable, shall be extended by 3 months in addition to the period required under the Employment Agreement.

      7.  REMEDIES. Employee acknowledges that a violation or attempted violation on the Employee’s part of Section 6 of this Agreement will cause irreparable damage to the Company, and Employee therefore agrees that the Company shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such promises by Employee. Employee agrees that such right to an injunction is cumulative and in addition to whatever other remedies the Company may have under law or equity. Employee also stipulates and agrees that USEC shall be entitled to the return of all severance pay under this Agreement as a partial remedy for any breach or violation of Section 6.

      8.  NON-ADMISSION OF LIABILITY. Nothing in this Agreement shall be construed as an admission of liability or violation of federal, state or local statute or regulation, or of any duty owed by Employee or the Releasees; rather, Employee and the Releasees are resolving all matters arising out of their employer-employee relationship with all other relationships between Employee and the Releasees, as to each of which each of the Releasees and Employee deny any liability.

      9.  NUCLEAR, WORKPLACE, PUBLIC SAFETY AND SARBANES-OXLEY CONCERNS. Employee understands and acknowledges that nothing in this Agreement prohibits, penalizes, or otherwise discourages him from reporting, providing testimony regarding, or otherwise communicating any nuclear safety concern, workplace safety concern, public safety concern, or concern of any sort, to the U.S. Nuclear Regulatory Commission, the U.S. Department of Labor, or any federal or state government agency. Employee further understands and acknowledges that nothing in the provisions of this Agreement conditions or restricts his communication with, or full cooperation in proceedings or investigations by, any federal or state agency. Employee also understands and acknowledges that nothing in this Agreement shall be construed to prohibit him from engaging in any activity protected by the Sarbanes-Oxley Act, 18 U.S.C. § 1514A.

      10.  REVIEW AND REVOCATION PERIOD.

             (a)    Employee hereby certifies that he has read the terms of this Agreement, that he has been informed by the Company, through this document, that he should discuss this Agreement with an attorney of his own choice, and that he understands its terms and effects. Employee further certifies that he has the intention of releasing all claims recited herein in exchange for the consideration described herein, which he acknowledges as adequate and satisfactory to him.

             (b)    Employee hereby certifies that he is signing and entering into this Agreement as a free and voluntary act without duress or undue pressure of influence of any kind or nature whatsoever and has not relied on any promises, representations or warranties regarding the subject matter hereof other than as set forth in this Agreement.

             (c)    Employee acknowledges that he has been given the right to consider this Agreement for a period of at least twenty-one (21) days prior to entering into the Agreement. Employee further acknowledges that he has the right to revoke this Agreement within seven (7) days of its execution by giving written notice of such revocation by hand delivery or fax the Company, Attention Richard Rowland (fax no. 301-564-3203).

      11. SEVERABILITY. While the provisions contained in this Agreement are considered by the Parties to be reasonable in all circumstances, it is recognized that some provisions may fail for technical reasons. Accordingly, it is hereby agreed and declared that if one or more of such provisions shall, either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable in all circumstance for the protection of the interests of the Company, but would be valid if any particular restrictions or provisions were deleted or restricted or limited in a particular manner, then the said provisions shall apply with any such deletions, restrictions, limitations, reductions, curtailments, or modifications as may be necessary to make them valid and effective and the remaining provisions shall be unaffected thereby.

      12. ENTIRE AGREEMENT; MODIFICATION. This Agreement and the Employment Agreement constitute the entire understanding of the Parties regarding the subject matter hereof, and may not be modified without the express written consent of the Parties.

      13. GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement and any disputes arising therefrom shall be governed by the laws of the State of Maryland and Employee hereby agrees to submit to jurisdiction of the courts of the State of Maryland for any claims arising under this Agreement.

      IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Severance Agreement and General Release this 21st day of November, 2003.

USEC Inc.		EMPLOYEE:

By:	/s/ Timothy B. Hansen	/s/ Dennis R. Spurgeon

Signature – Dennis R. Spurgeon
Title:	Senior Vice President, General Counsel and Secretary	SSN: